UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2010

Defi Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26235	52-291043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7373 East Double Tree Ranch Rd, Suite 125,
Scottsdale, AZ 85258
(Address of principal executive offices) (zip code)

(480) 588-3704
(Registrant’s telephone number, including area code)

Copies to:
Donald G. Davis, Esq.
The Law Offices of Davis & Associates, Inc.
PO Box 12009
Marina Del Rey, CA
Phone: (310) 823-8300
Fax: (310) 301-3370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF DIRECTOR OR PRINCIPLE OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPLE OFFICERS.

On May 30, 2010, Timothy Page resigned from the Board of Directors of the Corporation, citing personal reasons.

Concurrently, Daniel Kubik was appointed to fill the vacancy on the Board of Directors thereby created. And Bobby Perry, an existing Director,  was appointed Chairman of the Board of Directors.

Daniel Kubik, age 77, from 2001 to 2009, served as the head of marketing and sales of Sealife Corp, a public company, and from 2009 to present as Chief Financial Officer, and Chief Executive Officer of Sea Life Corp. Sealife Corp is in the business of the development, marketing, and distribution of a line of marine paints, a line of natural soil enhancements for agricultural purposes, and a line of products designed to clean up oil spills. Mr. Kubik has a Bachelor of Arts Degree from the University of Oklahoma, with a double major: Business Management and Accounting./P>

The Board of Directors also authorized the issuance of 150,000 restricted shares of its common stock to each of its outside directors, Messrs, Bobby Perry, Joel Hefforn and Daniel Kubik, as compensation for their agreement to serve on the Corporation's Board of Directors, representing compensation for 12 months of said service.

In connection with his departure from the Board of Directors, Timothy Page advised the Corporation that he has reduced his holdings of the Corporation's Common Stock to below 5% of the Corporation's total outstanding Common Stock, and is therefore no longer an "affiliate" of the Corporation under applicable Federal Securities Law.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defi Global, Inc.

Dated: June 10, 2010	By:	/s/ Jeff Rice
Name: Jeff Rice
Title: Chief Executive Officer